Exhibit 5.3

Mourant du Feu & Jeune 22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 (0)1534 609 000 F +44 (0)1534 609 333 www.mourant.com

WPP Finance (UK) 27 Farm Street London W1J 5RJ WPP Air 1 Limited 6 Ely Place Dublin 2 Ireland WPP 2008 Limited 27 Farm Street London W1J 5RJ	WPP plc 6 Ely Place Dublin 2 Ireland WPP 2005 Limited 27 Farm Street London W1J 5RJ

3 June 2009

Our ref: 2044790/WILLI/MdFJ/1960584/4

Dear Sirs

WPP plc (the “Parent Guarantor”) - guarantee of debt securities to be issued by WPP Finance (UK) (the “Issuer”)

We act as the Jersey legal counsel to the Parent Guarantor.

We understand that pursuant to the Base Indenture (as defined below), the Issuer may, from time to time, issue debt securities (“Securities”) under the US Securities Act of 1933, as amended (the “Securities Act”), in one or more series (each, a “Series”) by executing a supplemental indenture (each, a “Supplemental Indenture”) which constitutes, and sets out the specific terms of, the Securities of the relevant Series.

We also understand that the Securities of each Series will be:

(a)	guaranteed by the Parent Guarantor, WPP 2005 Limited, WPP 2008 Limited and WPP Air 1 Limited (together, the “Guarantors”), pursuant to a guarantee (the “Guarantee”) for the Securities of that Series contained in Section 1301 of the Base Indenture;

(b)	registered under the Securities Act and will be offered to US investors pursuant to the Base Prospectus (as defined below) and a supplemental prospectus (each, a “Supplemental Prospectus”) for the Securities of that Series; and

(c)	represented by a global security in registered form (each, a “Global Security”) for the Securities of that Series to be issued by the Issuer in the form set out in Article Two of the Base Indenture.

We have been asked by the Parent Guarantor to give this opinion in connection with the registration of Securities under the Securities Act.

1.	Documents examined

1.1	In this regard we have examined copies of the following documents:

(a)	the indenture (the “Base Indenture”) to be entered into between the Issuer as issuer, the Guarantors as guarantors and Wilmington Trust Company (the “Trustee”) as trustee;

Mourant du Feu & Jeune is a Jersey partnership

Partners: D J Birtwistle, G R P Corbin, N C Davies, E C Devenport, S J V Felton, S M Gould, T J Herbert, R A Hickling, J E Hill, I C James, B H Lacey, W Lambert, M E Millar, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins, J F Ruane, J P Speck, A J R Syvret, J C Walker, N J Weston. Senior Associates: M J D Crill, M Eccles, M J Haines, N M Hamel, J Harvey-Hills, H E Ruelle, R Khiani, B Lincoln, G A Pollano. Consultants: K S Baker, E A Breen, C E Coutanche, J D P Crill, R R Jeune C B E, P de C Mourant

Cayman - Guernsey - Jersey - London

WPP Finance (UK) and others

3 June 2009

(b)	a registration statement on Form F-3 (the “Registration Statement”) relating to the Securities, which includes a base prospectus dated 3 June 2009 (the “Base Prospectus”);

(c)	an extract of each of the minutes of:

(i)	a meeting of the board of directors of the Parent Guarantor held on 3 April 2009; and

(ii)	a meeting of the board of directors of the Parent Guarantor held on 22 May 2009,

at which the directors resolved (among other things) to approve, in principle, the Parent Guarantor’s guarantee of each Series of Securities and to establish a securities committee (the “Securities Committee”) of the board of directors with power to (among other things) approve the Parent Guarantor’s entry into the Base Indenture and each Supplemental Indenture and its guarantee of each Series of Securities;

(d)	resolutions of the Securities Committee passed in writing on 26 May 2009 (the “Securities Committee Resolutions”) pursuant to which the Securities Committee resolved (among other things) that the Parent Guarantor should enter into the Base Indenture; and

(e)	the Parent Guarantor’s memorandum and articles of association.

1.2	We have not examined for these purposes any other agreements or other documents (the “Other Documents”) to be entered into by the Parent Guarantor (including, without limitation, any Supplemental Indenture or any documents incorporated by reference in or otherwise referred to in the Base Indenture or the Registration Statement) and we offer no opinion on any such Other Document.

2.	Assumptions

For the purposes of giving this opinion we have assumed:

2.1	that the signatures on all documents executed by the Parent Guarantor are the signatures of the person authorised to execute the documents by the Parent Guarantor and the genuineness of all other signatures and the authenticity of all documents and certificates submitted to us as originals or copies (including by facsimile or email) and that where incomplete documents or signature pages only have been supplied to us for the purposes of issuing this opinion, that the original has been duly completed and corresponds in all material respects with the last version of the documents received by us prior to giving this opinion;

2.2	the completeness and conformity to original documents of all copies submitted to us;

2.3	the accuracy and completeness in every respect of all certificates of officers or authorised signatories of the Parent Guarantor given to us for the purposes of giving this opinion, and that where such certificates are dated prior to the date of this opinion, such certificates are accurate on the date of this opinion;

2.4	that there are no documents or arrangements in existence between the parties to the transactions which materially affect, amend or vary the terms of such transactions as disclosed by the Base Indenture and the Registration Statement;

2.5	that the Base Indenture will be duly dated, executed and delivered by each party to it in a form that is, in all material respects, the same as the last version of the Base Indenture received by us;

2.6	that each of the Base Indenture and each Supplemental Indenture will be valid, binding and enforceable in accordance with its terms as a matter of every applicable law other than Jersey law;

2.7	that the opinion expressed below will be affected by the laws (including public policy) of any jurisdiction outside Jersey and in particular but without limiting the generality of the foregoing:

(a)	that there are no provisions of the laws of any jurisdiction outside Jersey which would be contravened by the execution, delivery or performance of the Base Indenture or any Supplemental Indenture; and

WPP Finance (UK) and others

3 June 2009

(b)	that there has been, and there will be, due compliance with all matters of every applicable law (other than Jersey law);

2.8	that each of the parties (other than the Parent Guarantor as a matter of Jersey law):

(a)	has capacity and power;

(b)	has fulfilled all internal authorisation procedures and (other than as a matter of Jersey law) applicable formalities; and

(c)	has obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it),

to execute, deliver and perform its obligations under the Base Indenture and each Supplemental Indenture and that the Base Indenture and each Supplemental Indenture will be binding upon each such party;

2.9	that the Base Indenture and each Supplemental Indenture will be entered into, and each of the transactions referred to therein will be carried out by each of the parties thereto or referred to therein in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively, for commercial purposes, and on arm’s length commercial terms;

2.10	that the Parent Guarantor is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of its entry into the transactions pursuant to the Base Indenture or any Supplemental Indenture;

2.11	that the Parent Guarantor, in entering into the Base Indenture and each Supplemental Indenture, will be acting as a principal on its own behalf and not on behalf of any other person or in any other capacity;

2.12	that, for each Series of Securities, prior to the issue of that Series of Securities:

(a)	the Issuer and the Guarantors will prepare and file with the US Securities and Exchange Commission a Supplemental Prospectus; and

(b)	the Issuer, the Guarantors and the Trustee will execute and deliver a Supplemental Indenture governed by New York law,

which set outs the terms and conditions for the Securities of that Series;

2.13	that the powers conferred on the Securities Committee, as set out in each extract referred to in paragraph 1.1(c) above, will remain in full force and effect and will not be amended or revoked;

2.14	that, in relation to each Series of Securities, the Securities Committee will duly approve and authorise, in accordance with the Parent Guarantor’s articles of association, the Parent Guarantor’s entry into, and execution of, the Supplemental Indenture for that Series of Securities;

2.15	that, for each Series of Securities, the Global Security for that Series of Securities will:

(a)	be fully and properly completed to reflect the terms and conditions of the Securities of that Series; and

(b)	be duly executed by the Issuer and duly dated, authenticated, issued and delivered in accordance with the Base Indenture,

WPP Finance (UK) and others

3 June 2009

and all necessary entries will be made in the Securities Register (as defined in the Base Indenture) in respect of the issue of the Global Security;

2.16	that, for each Series of Securities, all necessary acts or formalities required under the Base Indenture to ensure that the Guarantee will be valid and effective in relation to that Series of Securities will be taken or observed;

2.17	that the Parent Guarantor’s entry into, and the performance of its obligations (including its obligations under the Guarantee) under, the Base Indenture and each Supplemental Indenture will not cause the Parent Guarantor to breach the limitation on borrowing contained in Article 83 (Power to borrow money) of its articles of association;

2.18	that, in relation to each Series of Securities, none of the terms of the Supplemental Indenture for that Series of Securities would affect this opinion in any way;

2.19	that no money or other property of the Parent Guarantor over which the Trustee has, or purports to have, a lien under Section 607 of the Base Indenture is, or will be, situated in Jersey;

2.20	that notice of the Securities Committee Resolutions was duly given to each person named in paragraph 6(a) of the extract referred to in paragraph 1.1(c)(ii) above and that the Securities Committee Resolutions were duly signed in accordance with the Parent Guarantor’s articles of association and are in full force and effect at the date hereof and have not been revoked, superseded or amended; and

2.21	that no event occurs after the date of this opinion that would affect this opinion.

3.	Limitation

For the purposes of issuing this opinion, we have only examined the documents listed in paragraph 1 above and have not conducted any searches or enquiries.

4.	Opinion Certificate

This opinion is given in reliance upon the certificate of an authorised signatory of the Parent Guarantor, a copy of which is attached hereto.

5.	Opinion

Subject as provided above and to the observations and qualifications hereinafter appearing and to matters not disclosed to us, we are of the opinion that, once the Base Indenture has been duly dated, executed and delivered by the parties to it, the obligations to be assumed by the Parent Guarantor under the Guarantee will constitute valid, legal, binding and enforceable obligations of the Parent Guarantor.

6.	Qualifications and observations

Our opinion is subject to the following qualifications and observations.

6.1	Notwithstanding that the obligations in the Base Indenture are of a type which the Jersey courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by bankruptcy, insolvency, re-organisation or liquidation or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)	enforcement may be limited by general principles of equity, for example equitable remedies may not be available where liquidated damages are considered to be an adequate remedy;

(c)	claims may become barred by prescription or may be or become subject to rights of set-off or defences of counter-claim;

(d)	where obligations are to be performed in a jurisdiction outside Jersey, they may not be enforceable in Jersey to the extent that performance would be illegal under the laws of the other jurisdiction;

(e)	if the performance of payment obligations is contrary to the exchange control regulations of any country in whose currency any amounts are payable, such obligations may not be enforceable in Jersey;

(f)	the enforcement of the obligations of the parties to the Base Indenture may be limited by the provisions of Jersey law applicable to obligations held to have been frustrated by events happening after their execution;

WPP Finance (UK) and others

3 June 2009

(g)	enforcement may be limited to the extent that matters which it has been expressly assumed herein will be done have not been done;

(h)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation, or undue influence; and

(i)	matters of procedure upon enforcement of the Base Indenture will be governed by and determined in accordance with the lex fori.

6.2	Without prejudice to the statements expressly set out in this opinion, we offer no opinion in relation to any representation or warranty made or to be made by the Parent Guarantor in the Base Indenture.

6.3	We have made no enquiry or assessment as to whether the Parent Guarantor will be in a position to fulfil its obligations under the Base Indenture.

6.4	We offer no opinion as to whether the acceptance, execution or performance of the Parent Guarantor’s obligations under the Base Indenture will result in the breach of or infringe any other agreement, deed or arrangement entered into by or binding on the Parent Guarantor other than the Parent Guarantor’s articles of association.

6.5	Any provision of the Base Indenture providing for the payment of additional monies consequent on the breach of any provision thereof by any person expressed to be a party thereto or entitled to the benefit thereof, whether expressed by way of penalty, additional interest, liquidated damages or otherwise, may be unenforceable or liable to be reduced if such additional payment were held to be excessive in so far as it unreasonably exceeds the maximum damages which the claimant could have suffered as a result of such breach.

6.6	Provisions as to severability contained in the Base Indenture may not be binding and the question of whether or not provisions may be severed would be determined by the Jersey courts at their discretion.

6.7	A determination, designation, calculation or certificate of any party to, or entitled to the benefit of, the Base Indenture, as to any matter provided for in the Base Indenture might, in certain circumstances, be held by the Jersey courts not to be final, conclusive or binding (for example, if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the Base Indenture.

6.8	Where a party to, or entitled to the benefit of, the Base Indenture is vested with a discretion or may determine a matter in its opinion, the Jersey courts if called upon to consider the question may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

6.9	On application of a liquidator (in the course of the insolvent winding-up of a Jersey company) or of the Viscount (in the course of a désastre):

(a)	if a person has:

(i)	entered into a transaction with a person at an undervalue during the period of 5 years immediately preceding the commencement of the winding-up or the making of the declaration that the property of the person is en désastre; or

(ii)	given a preference to a person, during the period of 12 months immediately preceding the commencement of the winding-up or the making of the declaration that the property of the person is en désastre; and

(b)	if at the time of such transaction or preference:

(i)	the person was unable to pay its debts as they fell due or became unable to pay its debts as they fell due as a result of the transaction or preference; or

WPP Finance (UK) and others

3 June 2009

(ii)	(in certain cases where the person entered into the transaction with or gave the preference to another who was connected or associated with the person) it is not proved that the person was able to pay its debts as they fell due and did not become unable to pay its debts as they fell due as a result of the transaction or preference, the Jersey courts may make such an order as the court thinks fit for restoring the position to what it would have been if the preference had not been given or if the person had not entered into the transaction.

6.10	On application of a liquidator (in the course of the insolvent winding-up of a Jersey company) or of the Viscount (in the course of a désastre), the Jersey courts may set aside, vary or make other orders in relation to an extortionate credit transaction entered into by a person in the period of three years ending with the commencement of the winding-up (if the person is a Jersey company) or the declaration that the property of the person is en désastre. For these purposes an extortionate credit transaction is a transaction in which, having regard to the risk accepted by the person providing the credit, the terms of it are such as to require grossly exorbitant payments to be made in respect of the provision of the credit or which otherwise grossly contravenes ordinary principles of fair dealing.

6.11	The liquidator (in the course of the insolvent winding-up of a Jersey company) or the Viscount (in the course of a désastre) may, within six months of the commencement of the winding-up or the making of the declaration that the property of a person is en désastre, disclaim any onerous property of such Jersey company or such person. For these purposes, onerous property is (a) any unprofitable contract; and (b) any of the following which is unsaleable or not readily saleable or is such that it may give rise to a liability to pay money or perform any other onerous act: (i) any movable property (ii) any contract lease and (iii) any other immovable property if it is situated outside Jersey. The counterparty to, or person entitled to the benefit of, any such disclaimed contract or any person sustaining loss or damage in consequence of the operation of a disclaimer would have the right to prove in the winding-up or désastre for the amount of its losses incurred as a result thereof.

6.12	An act of the directors of a company might be set aside by the Jersey courts in an action brought by, for example, a creditor, shareholder or liquidator, if it were shown that the directors had exercised their powers for improper purposes (with the actual or constructive notice of the other party).

6.13	A director of a Jersey company who has, directly or indirectly, an interest in a transaction entered into or to be entered into by the company or by a subsidiary of the company which to a material extent conflicts or may conflict with the interests of the company and of which he is aware is required to disclose to the company the nature and extent of his interest. Such disclosure is required to be made at the first meeting of the directors at which the transaction is considered after the director concerned becomes aware of the circumstances giving rise to his duty to make it or, if for any reason he fails to do so, as soon as practical after that meeting, by notice in writing delivered to the company secretary. Where a director fails to disclose an interest, the company, or a member of the company, may apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit or gain realised and the court may so order or make such other order as it thinks fit.

6.14	The Jersey courts will not apply New York law if:

(a)	it is not pleaded and proved;

(b)	the selection of New York law was not bona fide and legal; or

(c)	to do so would be contrary to public policy.

WPP Finance (UK) and others

3 June 2009

6.15	The Jersey courts may refuse to give effect to any provisions in an agreement:

(a)	for the payment of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before the Jersey courts or where the court has itself made an order for costs;

(b)	which would involve the enforcement of foreign revenue or penal or other public laws;

(c)	which would be contrary to public policy; or

(d)	which purport to exclude the jurisdiction of the Jersey courts.

6.16	Although there is a presumption that the Jersey court will, on application, stay proceedings brought in Jersey in breach of a provision in an agreement that all disputes arising under such agreement be exclusively brought before the court in another jurisdiction, this may be rebutted if the party opposing the stay were able to show good reason why a stay should not be granted.

6.17	Where a foreign court (being a court of any country or territory outside the United Kingdom other than one for whose international relations the United Kingdom is responsible) has given a judgment for multiple damages against a qualifying defendant the amount which may be payable by such defendant may be limited by virtue of the Protection of Trading Interests Act 1980 (as extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order 1983) which provides that such qualifying defendant may be able to recover such amount paid by it as represents the excess in such multiple damages over the sum assessed as compensation by the court that gave the judgment.

6.18	Although there has been no decision in the Jersey courts regarding the enforceability of provisions that purport to fetter any statutory power of a Jersey company, such provisions may not be enforceable.

6.19	A guarantor which is a Jersey person or whose guarantee is sued upon before the Jersey courts or if the guarantee is governed by Jersey law may be entitled to claim droit de discussion that is, that the assets of the principal obligor whose obligations are guaranteed must be exhausted before any claim against the guarantor under the guarantee may proceed, unless the droit de discussion has been waived.

6.20	A co-guarantor or co-indemnitor which is a Jersey person or whose guarantee or indemnity to a third party is sued upon before the Jersey courts or whose guarantee or indemnity is governed by Jersey law, may claim (unless waived) droit de division so as to require the division of the guarantor’s or indemnitor’s liabilities in just proportions between each of the co-guarantors or co-indemnitors and regardless of whether each of such co-guarantors or co-indemnitors is able to satisfy the proportion of the debt attributed to such co-guarantor or co-indemnitor.

6.21	Under the rules of procedure applicable, the Jersey courts may order a plaintiff in an action to provide security for costs and will normally exercise this power in respect of a party who is not ordinarily resident in Jersey and/or who does not have assets within the jurisdiction.

6.22	We express no view on any provision in the Base Indenture requiring written amendments and waivers of any of the provisions of the Base Indenture in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

6.23	The effectiveness of terms releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed may be limited by law.

6.24	Where any party to any of the Base Indenture is party to the Base Indenture in more than one capacity, that party may not be able to enforce obligations owed by it to itself.

WPP Finance (UK) and others

3 June 2009

7.	Jersey law

This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

8.	Benefit of opinion

This opinion is only addressed to, and for the benefit of, the Issuer and each Guarantor. It is given solely in connection with the registration of Securities under the Securities Act. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any holder of, or holder of beneficial interests in, any Securities) or be relied upon for any other purpose whatsoever.

We consent to the filing of a copy of this opinion as Exhibit 5.3 to the Registration Statement and to reference to us being made in the paragraph of the Base Prospectus headed “Validity of Securities”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Mourant du Feu & Jeune

WPP plc

22 Grenville Street

St Helier

Jersey JE4 8PX

Opinion Certificate

Mourant du Feu & Jeune

22 Grenville Street

St Helier

Jersey JE4 8PX

3 June 2009

Your ref:         2044790/WILLI/MdFJ/1960589/2

Dear Sirs

WPP plc (the “Parent Guarantor”)—guarantee of debt securities to be issued by WPP Finance (UK)

You have been asked to deliver an opinion in respect of the Parent Guarantor in connection with the registration of Securities under the Securities Act.

Definitions in your opinion apply in this certificate unless the context requires otherwise.

We understand that your opinion will be given in reliance on the matters certified below and accordingly I, Paul Delaney, an authorised signatory of the Parent Guarantor, hereby certify for and on behalf of the Parent Guarantor (and without any personal liability) as follows:

1.	You have been supplied with a true and complete copy of:

(a)	the Base Indenture;

(b)	the Registration Statement;

(c)	an extract (each, an “Extract”) of each of the minutes of:

(i)	a meeting of the board of directors of the Parent Guarantor held on 3 April 2009; and

(ii)	a meeting of the board of directors of the Parent Guarantor held on 22 May 2009,

(each, a “Directors’ Meeting”) at which the directors resolved (among other things) to approve, in principle, the Parent Guarantor’s guarantee of each Series of Securities and to establish a securities committee (the “Securities Committee”) of the board of directors with power to (among other things) approve the Parent Guarantor’s entry into the Base Indenture and each Supplemental Indenture and its guarantee of each Series of Securities; and

(d)	the Parent Guarantor’s memorandum and articles of association.

2.	The memorandum and articles of association of the Parent Guarantor supplied to you are in full force and effect at the date hereof and have embodied in them or attached to them copies of all resolutions or agreements or acts of court to which the provisions of Articles 100 or 125 of the Companies (Jersey) Law 1991 apply.

3.	Each Directors’ Meeting was held outside of the United Kingdom and no director present at that Directors’ Meeting participated in that Directors’ Meeting from within the United Kingdom. Each Directors’ Meeting was duly convened and quorate throughout.

4.	Each Extract provides an accurate record of the matters discussed, and decisions taken, at the relevant Directors’ Meeting. The resolutions set out in each Extract are in full force and effect at the date hereof and have not been revoked, superseded or amended.

5.	The directors of the Parent Guarantor are Esther Dyson, Jeffrey Rosen, Paul Richardson, Stanley Morten, Paul Spencer, Sir Martin Sorrell, Orit Gadiesh, Colin Day, John Quelch, Philip Lader, Mark Read, Lubna Olayan, Koichiro Naganuma and Timothy Shriver.

6.	The secretary of the Parent Guarantor is Marie Capes.

7.	No meetings of the shareholders of the Parent Guarantor have been called, nor have any resolutions been passed or been deemed to have been passed by the shareholders of the Parent Guarantor, in order to wind up the Parent Guarantor and no application has been made to the court by the directors or by the Parent Guarantor that the Parent Guarantor be wound up.

8.	The Parent Guarantor is not carrying on unauthorised financial service business, as defined in the Financial Services (Jersey) Law 1998.

9.	The Parent Guarantor has no consents, licences, approvals or authorisations of any governmental or other authority or agency in Jersey which, or the conditions attaching to which, could affect, conflict with or be breached by the transactions as recorded in each Extract.

10.	All documents required to be filed by the Parent Guarantor at the office of the registrar of companies in Jersey have been filed and appear on the file maintained in respect of the Parent Guarantor.

11.	No resolution has been passed by the board of directors or the shareholders of the Parent Guarantor to limit the powers of the board of directors of the Parent Guarantor or the Securities Committee to authorise the Parent Guarantor to enter into, and perform its obligations (including its obligations under each Guarantee) under, the Base Indenture or any Supplemental Indenture or to guarantee the Securities.

12.	The Parent Guarantor has not breached the limitation on borrowing contained in Article 83 (Power to borrow money) of its articles of association.

13.	If your opinion is issued after the date of this certificate, you may continue to rely on the accuracy of this certificate unless I notify you in writing to the contrary.

14.	I am duly authorised by the Parent Guarantor to give this certificate.

Yours faithfully

Paul Delaney

Authorised Signatory

For and on behalf of

WPP plc